SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

December 31, 2007

ARIEL WAY, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	0-50051	65-0983277
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

8000 Towers Crescent Drive, Suite 1220
Vienna, VA 22182

(Address of principal executive offices) (Zip Code)

(703) 918-2420

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On December 27, 2007, the Company issued pursuant to a Board of Director’s resolution on November 21, 2007, an aggregate 349,886,779 shares of restricted common stock to several parties in exchange for canceling an aggregate of $593,839.34 in debt and liabilities. The aggregate per share conversion price was $0.0016 which was 100% higher than the prevailing closing price at $0.0008 as of November 20, 2007, the day prior to the Board of Director’s resolution on November 21, 2007. The debt and liabilities canceled and converted to shares of restricted common stock included outstanding short term loans in default and outstanding since 2005 and compensation for services outstanding for the period 2004 through 2007.

The table below sets forth a summary of the debt and liability canceled and converted to shares of restricted common stock pursuant to the Board of Director’s resolution on November 21, 2007:

Name	Debt and Liability Canceled and Converted	Amount	Conversion per Share Price	Shares Issued
Arne and Eva Dunhem	Repayment of short term loans in default Compensation for services 2004 - 2007	$470,839.34	$0.0016	273,011,779
Magdy Battikha	Compensation for services 2006 - 2007	$68,000.00	$0.0016	42,500,000
Leif T. Carlsson	Compensation for services 2006 - 2007	$20,000.00	$0.0016	12,500,000
Chivas Capital, Inc.	Compensation for services 2007	$15,000.00	$0.0016	9,375,000
Rainer Gonzalez	Compensation for services 2007	$20,000.00	$0.0016	12,500,000
Total		$593,839.34	$0.0016	349,886,779

The securities described in this Item were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act. Each such issuance was made pursuant to individual contracts that are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about our Company to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

In addition, Arne Dunhem agreed with the Company to withhold until a later date the issuance of a total of 21,262,749 shares of restricted common stock based on a conversion price at $0.0016 as a result of the canceling and conversion of compensation for services into shares of restricted common stock pursuant to the Board of Director’s resolution on November 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARIEL WAY, INC.

By:  /s/ Arne Dunhem

Name:  Arne Dunhem
Title: President and Chief Executive Officer

Date: December 31, 2007